WYNN RESORTS, LIMITED

TRADING POLICY
(Amended August 8, 2024)

The laws of the United States, state laws and laws of other countries, together with Company policy, prohibit “Insider Trading”, which is defined as trading in securities when aware of “material nonpublic information.” These laws also prohibit passing on such information to others who may trade known as “tipping”. In light of these prohibitions, Wynn Resorts, Limited (together with its affiliates, the “Company”) has adopted the following policies and procedures (collectively, this “Policy”) regarding trading in securities by the persons specified below.

I.Persons to Whom the Policy Applies

The following persons must comply with this Policy, as follows:

•All directors, officers and employees of the Company must comply with the policies and procedures in Section I.A.;
•All directors, officers and employees of the Company holding positions of Vice President and above as well as other persons whom we notify as being subject to this provision (such directors, officers and employees, “Restricted Persons”) must comply with the policies and procedures in Section I.B.;
•All directors and executive officers (as defined under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of Wynn Resorts, Limited (the “Preclearance Persons”) must comply with the policies and procedures in Sections I.C. and IV.; and
•The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

To the extent these policies and procedures apply to you, they also apply to:

•your spouse, dependent children and anyone that lives in your household, but not including any household employees;
•corporations or other entities controlled or managed by you, including trusts; and
•any account managed by a broker or other advisor for the benefit of you or any of your family members. Due to the complexities that arise in such circumstances, the Company strongly recommends that you deliver written instructions to any broker or other advisor prohibiting them from engaging in any discretionary transaction in Company securities in any account they manage for you or for a family member or entity that is covered by this Policy.

If you have any questions regarding this Policy, please contact the following individuals from the General Counsel’s office: ************. Throughout this Policy, references to “an appropriate person in the General Counsel’s office” means these individuals.

A.Trading Policy

1.Prohibition on Trading When Aware of Material Nonpublic Information

You may not trade in the stock or other securities of the Company when you are aware of Material Nonpublic Information (defined below) about the Company. See the discussion below for additional information on the meaning of the term “trade” and the broad scope of this prohibition. You may not trade in the stock or other securities of any other company, including the Company’s suppliers or tenants or firms with which the Company may be negotiating a major transaction, when you are aware of Material Nonpublic Information (defined below) about that company. There is no exception to these prohibitions for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

2.Tipping

You may not, while you are aware of Material Nonpublic Information about the Company, communicate that Material Nonpublic Information about the Company or to any other person (including co-workers), or suggest that another person trade the securities of the Company. You may not, while you are aware of Material Nonpublic Information about any other company, including the Company’s suppliers or tenants or firms with which the Company may be negotiating a major transaction, communicate that Material Nonpublic Information to any other person (including co-workers), or suggest that another person trade the securities of such other company. These types of communications are known as “tipping.” They violate this Policy and securities laws to the same extent as if you had traded directly and can result in the same civil and criminal penalties that apply if you engage in insider trading directly. Persons with whom you have a close relationship or a history, pattern or practice of sharing confidences—such as family members and close friends—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that Material Nonpublic Information is not disclosed to such persons. This policy does not restrict legitimate business communications necessary to carry out the Company’s business. If you leave the Company, you must maintain the confidentiality of Material Nonpublic Information until it has been adequately disclosed to the public by the Company.

3.Special Blackout Periods

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of Material Nonpublic Information, the Company reserves the right to impose event-specific special blackout periods during which any or all directors, officers and employees will be prohibited from trading without exception. Any person made aware of the existence of an event-specific special blackout period should not disclose its existence to any other person, whether inside or outside the Company. An event-specific trading blackout is an additional precaution the Company may take, but even if you are not subject to an event-specific trading blackout you must comply with the prohibition against trading while aware of Material Nonpublic Information set forth in Section I.A.1. above.

4.Other Prohibited Transactions

Because of the risks of raising insider trading concerns and of attracting suspicion, the following prohibitions apply regardless of whether you are aware of Material Nonpublic Information:

Speculative Transactions. It is against Company policy for Restricted Persons and Preclearance Persons to engage in speculative transactions in Company securities, such as trading in puts or calls in Company securities, or selling Company securities short (i.e., selling Company securities that you do not own), including “sales against the box” (i.e., selling Company securities with a delayed delivery).

Hedging Transactions. Because certain forms of hedging transactions, such as zero cost collars and forward sale contracts, in certain instances involve the establishment of a short position (or an equivalent position) in Company securities and limit or eliminate the ability to profit from an increase in the value of Company securities, you are prohibited from engaging in any hedging transactions involving Company securities.

Standing and Limit Orders. Standing and limit orders, unless arising under an approved Rule 10b5-1(c) trading plan as discussed below, create heightened risks for insider trading violations because of the lack of control over the timing of purchases or sales that result from standing instructions to a broker. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines they must use a standing order or a limit order, the order should be limited to a very short duration and must be cancelled immediately (i) if the person becomes aware of Material Nonpublic Information or becomes subject to a trading blackout restriction, or (ii) if the person is a Restricted Person, upon closing of the Window Period discussed in Section I.B. of this Policy.

Pledging and Trading on Margin. Because securities held on margin (or margined) or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you should exercise caution when pledging Company securities as collateral for a loan, including by holding the securities in a margin account and obtaining a loan or other margin credit under such account, and if you are a Restricted Person or Preclearance Person, you should exercise caution to ensure compliance with Section IV.B of this Policy.

B.Window Periods

Restricted Persons may trade in Company securities only during the period (the “Window Period”) that (i) begins one full trading day following the time when the Company issues its press release regarding quarterly or annual earnings, and (ii) closes at the end of the trading day immediately preceding the tenth trading day prior to quarter end.1 By way of example only, if the Company issues its press release after market on Thursday, January 26, 2017, the first day a Restricted Person may trade is Monday, January 30, 2017 and the last day a Restricted Person may trade is Friday, March 17, 2017. Restricted Persons may not trade Company securities outside of the Trading Window.

The restriction on trading only during the Window Period is designed to avoid difficult determinations of whether persons are aware of Material Nonpublic Information regarding the Company’s quarterly financial and operating results, which may be questioned in hindsight by enforcement authorities or the media. However, even if the Window Period is open, you may not trade in Company securities if you are aware of Material Nonpublic Information about the Company. In addition, Preclearance Persons must preclear all transactions in Company securities in accordance with the procedures set forth in Section I.C. below even if they enter into or initiate the transaction when the Window Period is open. Likewise, if the Company institutes a special blackout period due to Material Nonpublic Information developments and you are instructed not to trade, you are prohibited from trading in Company securities even if such period falls in what is otherwise generally an open Window Period.

Every standing or limit order to purchase or sell Company securities must be executed or cancelled before the Window Period closes, unless it arises under an approved Rule 10b5-1(c) trading plan as discussed below. If you expect a need to sell Company securities at a specific time in the future that may occur
1 With respect to trades of Wynn Macau, Limited (“WML”) securities, at the discretion of an appropriate person in the General Counsel’s office, employees of WML who are otherwise subject to this Policy, may trade WML securities during the Window Periods and subject to the restrictions set forth in the WML Policy on Securities Dealings by Directors and Restricted Persons.

after the Window Period has closed, you may wish to consider entering into a prearranged Rule 10b5-1(c) trading plan, as discussed in Section IV.A. below.

Preclearance Policy

The Company requires all Preclearance Persons to obtain approval in advance of placing an order to purchase or sell or otherwise effecting any transaction in Company securities (including a stock plan transaction such as an option exercise, a gift, a loan, a pledge, a contribution to a trust or any other transfer). All preclearance requests must be submitted to an appropriate person in the General Counsel’s office (or, in the case of the General Counsel, to the Chief Financial Officer or President) in advance of the proposed transaction. It is strongly recommended that you submit requests at least two business days in advance to give the General Counsel’s office sufficient time to evaluate and respond to requests. An appropriate person in the General Counsel’s office will then determine whether the transaction may proceed. This preclearance policy applies even if you are initiating a transaction while a Window Period is open.

If a transaction is approved under the preclearance policy, the transaction must be executed within five business days after the approval is obtained unless an exception is granted and at the end of each day, transaction information must be sent to the appropriate person in the General Counsel’s office to facilitate Section 16 reporting. Even if a transaction is approved, the transaction may not be executed if you acquire Material Nonpublic Information concerning the Company during that time. If a proposed transaction is not approved under the preclearance policy, you should refrain from initiating any transaction in Company securities, and you should not inform anyone within or outside of the Company of the restriction. Transactions by Preclearance Persons also are subject to reporting under Exchange Act Section 16 and, if involving a sale effected on a U.S. securities market, Rule 144 under the Securities Act of 1933, as amended. These provisions are addressed in Section IV.D. of this Policy.

II.Potential Consequences of Insider Trading

A.Enforcement of Insider Trading Laws

If you violate United States insider trading laws, you may have to pay civil fines of up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years. If you engage in “tipping,” you are subject to these same penalties and both you and the person(s) who traded are subject to penalties based upon the profit gained or loss avoided by the person(s) who traded.

B.Noncompliance

Each covered person who fails to comply with this Policy will be subject to disciplinary action which could include termination of employment.

III.Definitions

A.What is “Material Nonpublic Information”?

1.Material Information

Information is “material” if (a) there is a substantial likelihood that a reasonable investor would find the information “important” in determining whether to trade in a security (or hold that security); or (b) the information, if made public, likely would affect the market price of a company’s securities.

Examples of material information include information regarding the amount or timing of dividends, earnings, financial results or projections; new or lost licenses or projects; sales results; important personnel changes; proposed or contemplated offerings, redemptions or purchases of securities; changes in dividends or the declaration of a stock split; business plans; possible mergers, acquisitions, divestitures, joint ventures or changes of control; important litigation developments or regulatory proceedings; defaults under material agreements (including debt agreements); liquidity concerns or developments; and important regulatory, judicial or legislative actions.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Either positive or negative information may be material.

2.Nonpublic Information

Information is considered to be “nonpublic” unless it has been disclosed and broadly disseminated to the public by the Company, which means that the information must be publicly disclosed by the Company through appropriate channels (such as by means of an SEC filing, a press release or a widely disseminated statement from a senior officer), and adequate time must have passed for the securities markets to digest the information.

As a general rule, you should consider information to be nonpublic until one full trading day has lapsed following public disclosure. For example, if the Company discloses material nonpublic information before the market opens on Thursday, January 26, 2017, you may not trade until Friday, January 27, 2017. If, however, the Company discloses material nonpublic information after the market opens on Thursday, January 26, 2017, you may not trade until Monday, January 30, 2017.

B.Company Stock / Securities

References in this Policy to Company stock or Company securities include Wynn Resorts, Limited and Wynn Macau, Limited equity securities (e.g., common stock), or debt securities (e.g. bonds), issued by the Company, including any subsidiaries of Wynn Resorts, Limited, as well as options, securities exercisable or convertible into equity and debt securities, or other securities that have a value derived from the value of Company securities. Likewise, references in this Policy to securities of another company include equity securities (such as common stock) and debt securities (such as bonds) of that company and its parent or subsidiary companies, as well as options or other securities that have a value derived from the value of that company’s securities.

C.Trading / Transactions

For purposes of this Policy, references to “trading” and “transactions” include, among other things:

•purchases and sales of Company securities in public markets;
•the exercise of employee stock options granted by the Company and sale of Company securities obtained through such exercise;
•the exercise of employee stock options through a “net exercise” process where you hold the shares received through the exercise, unless due to unusual circumstances and approved in advance by an appropriate person in the General Counsel’s office;
•making gifts of Company securities (including charitable donations); and
•using Company securities to secure a loan.

Conversely, references to “trading” and “transactions” do not include:

•the vesting of Company stock options, restricted stock or restricted stock units;
•the Company withholding shares to satisfy a tax withholding obligation upon the vesting of stock options, restricted stock or restricted stock units; or
•transactions in mutual funds or exchange traded funds (ETFs) in which securities of the Company and its competitors represent less than ten percent (10%) of the fund’s value.

IV.Additional Matters for Restricted and Preclearance Persons

Restricted Persons and Preclearance Persons are subject to the following additional provisions under this Policy.

A.Rule 10b5-1(c) Trading Plans

Rule 10b5-1(c) under the Exchange Act provides for an affirmative defense against insider trading liability if trades occur pursuant to a prearranged “trading plan” that meets specified conditions. Because of the trading restrictions imposed on Restricted Persons and Preclearance Persons under this Policy, the Company will allow you, if you are a Restricted Person or Preclearance Person, to enter into a Rule 10b5-1(c) trading plan, provided that the plan complies with the requirements set forth below. Any executive officer (as defined under Section 16 of the Exchange Act) who, at the time of the transaction, beneficially owns Company securities with a market value in excess of $15 million (a “10b5 Officer”) and all directors of the Company may sell, purchase or otherwise trade Company securities only pursuant to a Rule 10b5-1(c) trading plan; provided that, (i) during any calendar year, any 10b5 Officer or director may sell or otherwise transfer up to 15% of the Company securities held by such person as of December 31 of the preceding year outside of a Rule 10b5-1(c) trading plan, and (ii) any executive officer or director may sell or otherwise transfer Company securities outside of a Rule 10b5-1(c) trading plan in order to satisfy personal tax liabilities, in both cases, such sales or transfers must be otherwise in compliance with the requirements of this Policy.

Under Rule 10b5-1(c), if you in good faith enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you are not aware of Material Nonpublic Information, you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned Material Nonpublic Information. Any adoption or amendment of a Rule 10b5-1(c) trading plan may occur only in an open Window Period when you are not aware of Material Nonpublic Information; no such plan can be adopted or amended during any special blackout period.

In addition to these requirements, there are a number of additional procedural conditions to Rule 10b5-1(c) that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. Because this rule is complex, the Company requires that any Rule 10b5-1(c) trading plan be executed through a broker acceptable to the Company, and recommends that you work closely with that broker to be certain you fully understand the limitations and conditions of the rule before you establish a trading plan.

All Rule 10b5-1(c) trading plans, contracts and instructions are required to be reviewed and approved in writing by an appropriate person in the General Counsel’s office for compliance with the Company’s policies concerning such programs, prior to implementing any such plan, contract or instruction. Any transaction pursuant to a Rule 10b5-1(c) trading plan that was approved under this Policy is excepted from the requirements of Section I.B. and I.C. of this Policy. In addition, the Company strongly recommends that you not amend, modify or terminate any Rule 10b5-1(c) trading plan, and the Company requires that any amendments, modifications and terminations of an existing Rule 10b5-1(c) trading plan be reviewed and approved in advance in writing by an appropriate person in the General Counsel’s office.

B.Prohibition on Pledging

As noted above, because securities held on margin or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this risk and because of adverse corporate governance perspectives on pledging Company securities, Restricted Persons and Preclearance Persons are prohibited from pledging Company securities as collateral for a loan, including by holding the securities in a margin account and obtaining a loan or other margin credit under such account. This policy does not prohibit broker-assisted exercise or settlement of equity awards granted by the Company which involve an extension of credit only until the sale is settled.

C.Acknowledgement

All Restricted Persons and Preclearance Persons are required to acknowledge their understanding of and intent to comply with this Policy.

D.Additional Securities Law Matters

1.Section 16

Directors, officers and greater than 10% beneficial owners of the common stock of Wynn Resorts, Limited (each, a “Section 16 Insider”) also are required to comply with the reporting obligations and are subject to the short-swing transaction provisions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that (a) Section 16 Insiders will be required to report transactions in Company securities (usually within two business days of the date of the transaction) and (b) Section 16 Insiders who purchase and sell Company securities within a six-month period will be required to disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information.

2.Rule 144

If you are a director or executive officer, you may be deemed to be an “affiliate” of the Company. Consequently, any sale on or through a U.S. securities exchange or market of Company securities held by you or a member of your immediate family likely are subject to satisfaction of the provisions of Rule 144 under the Securities Act of 1933, as amended (or any other applicable exemption under the federal securities laws). If this is the case, note that Rule 144 requires the transaction to be effected by a broker, requires that a Form 144 be filed (except in the case of transactions involving a small number of shares) and places limits on the number of shares you may be able to sell.

Contact an appropriate person in the General Counsel’s office for more information on these additional securities law matters.